EXHIBIT 99.1

PRESS RELEASE
NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	APRIL 18, 2005

CONTACT:	DAVID B. RAMAKER (989) 839-5269	LORI A. GWIZDALA (989) 839-5358

CHEMICAL FINANCIAL CORPORATION ANNOUNCES 2005
FIRST QUARTER OPERATING RESULTS

          Midland, MI-The Board of Directors of Chemical Financial Corporation today announced 2005 first quarter net income of $13.50 million or $0.53 per diluted share, as compared to net income of $14.12 million or $0.56 per diluted share in the first quarter of 2004.

          First Quarter Operating Results

          Net income and earnings per share in the first quarter of 2005 decreased 4.4% and 5.4%, respectively, from the first quarter of 2004. The decreases in net income and earnings per share were attributable to lower net interest income and a slightly higher effective federal income tax rate. These two items were partially offset by slightly higher noninterest income and a slight decrease in operating expenses.

          Net interest income of $35.95 million in the first quarter of 2005 was down $0.88 million, or 2.4% from the first quarter of 2004. The decrease in net interest income was attributable to both a decrease in average interest-earning assets and a reduction in the net interest margin.

          Average interest-earnings assets were $3.59 billion in the first quarter of 2005, down $48 million, or 1.3% from the first quarter of 2004, although approximately the same as in the fourth quarter of 2004. The decrease in average interest-earning assets between the first quarter of 2005 and the first quarter of 2004 was primarily the result of a decline in deposits. Average loans were $2.58 billion in the first quarter of 2005, up $58.3 million, or 2.3% from average loans in the first quarter of 2004, although down $22.8 million, or 0.9% from average loans in the fourth quarter of 2004.

          The net interest margin was 4.11% in the first quarter of 2005, compared to 4.12% in the first quarter of 2004 and 4.18% in the fourth quarter of 2004. The decrease in net interest margin in the first quarter of 2005, compared to the first quarter of 2004, was attributable to the Corporation's increase in its average cost of interest-bearing liabilities exceeding the increase in its average yield on interest-earning assets. The average cost of interest-bearing liabilities was 1.77% in the first quarter of 2005, an increase of 32 basis points over the first quarter of 2004. The increase in the average cost of interest-bearing liabilities was primarily a result of the increase in the average cost of deposits, which has been driven by the overall rise in short-term market interest rates and increased competition for deposits. The Corporation's average yield on interest-earning assets was 5.47% in the first quarter of 2005, an increase of 20 basis points over the first quarter of 2004. The increase in the average yield on interest-earning assets was primarily driven by the increase in the interest yield on variable rate commercial loans tied to the prime rate.

          The Corporation's provision for loan losses in the first quarter of 2005 was $0.73 million, compared to net loan charge-offs of $0.73 million during the same period. The provision for loan losses in the first quarter of 2004 was $0.75 million compared to net loan charge-offs during the period of $0.43 million.

          Total noninterest income was $10.18 million in the first quarter of 2005, up $0.22 million or 2.2% over the first quarter of 2004. The Corporation experienced slight increases in a number of noninterest income categories, including trust and investment management services revenue, service charges on deposit accounts, ATM and debit card revenue, and investment securities gains. These increases were mostly offset by a continued reduction in mortgage banking revenue and related title insurance agency commissions. Investment securities gains of $1.09 million in the first quarter of 2005 included $0.85 million attributable to the sale of one common stock equity security owned by the parent company. Investment securities gains of $0.98 million in the first quarter of 2004 included $0.61 million of investment securities gains attributable to the sale of common stock equity securities owned by the parent company. The parent company did not hold any remaining common stock equity securities as of March 31, 2005.

          Operating expenses were $24.98 million in the first quarter of 2005, down approximately $0.18 million, or 0.7% from the first quarter of 2004.

          Balance Sheet and Capital Position

          Total assets of the Corporation at March 31, 2005 were $3.80 billion, up $32.8 million or 0.9% over the $3.76 billion in total assets reported at December 31, 2004. Total deposits at March 31, 2005 were $2.93 billion, up $64.5 million, or 2.3% from total deposits of $2.86 billion at December 31, 2004.

          Total loans were $2.577 billion at March 31, 2005, down $8.8 million, or 0.3% from total loans of $2.586 billion at December 31, 2004. The Corporation achieved an $11.6 million or 2.5% increase in commercial loans and a $2.1 million or 1.7% increase in real estate construction loans during the three months ended March 31, 2005. These increases were offset by slight decreases in the remaining three loan categories, with the largest decrease occurring in consumer loans. Consumer loans declined $16.3 million, or 3.0% during the first quarter of 2005.

          As of March 31, 2005, the allowance for loan losses was $34.17 million or 1.33% of total loans, while nonperforming loans were $10.74 million or 0.42% of total loans. Nonperforming loans were up $0.7 million or 6.8% from December 31, 2004. Nonperforming assets as a percentage of loans plus repossessed assets were 0.67% as of March 31, 2005, compared to 0.65% as of December 31, 2004. Net loan losses as a percentage of average total loans were 0.11% on an annualized basis in the first quarter of 2005, the same percentage as during the twelve months ended December 31, 2004.

          Shareholders' equity at March 31, 2005 was $487 million or $19.32 per share and represented 12.8% of total assets. The Corporation's total risk-based capital and tangible equity to asset ratios were 17.7% and 11.1%, respectively, as of March 31, 2005.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's three subsidiary banks operate "Chemical Bank" branch offices throughout the lower peninsula of Michigan.

          Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

#          #          #

Chemical Financial Corporation Announces First Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation and Subsidiaries

(In thousands)	March 31, 2005	December 31, 2004	March 31, 2004
Assets:
Cash and demand deposits due from banks	$94,135	$106,565	$106,610
Federal funds sold	51,500	34,500	75,400
Interest-bearing deposits with unaffiliated banks	37,151	5,869	27,854

Investment securities - available for sale	740,738	716,757	840,957
Investment securities - held to maturity	159,467	176,517	169,742
Total Investment Securities	900,205	893,274	1,010,699

Commercial loans	480,553	468,970	444,229
Real estate construction loans	122,951	120,900	148,592
Real estate commercial loans	696,018	697,779	640,292
Real estate residential loans	756,468	760,834	773,195
Consumer loans	520,800	537,102	542,811
Total Loans	2,576,790	2,585,585	2,549,119
Less: Allowance for loan losses	34,171	34,166	33,494
Net Loans	2,542,619	2,551,419	2,515,625

Premises and equipment	46,671	47,577	48,669
Intangible assets	73,728	74,421	76,141
Other assets	50,881	50,500	49,574
Total Assets	$3,796,890	$3,764,125	$3,910,572

Liabilities and Shareholders' Equity:
Noninterest-bearing deposits	525,272	$555,287	$502,147
Interest-bearing deposits	2,402,675	2,308,186	2,515,476
Total Deposits	2,927,947	2,863,473	3,017,623
Other borrowings - short term	94,445	101,834	92,002
Interest payable and other liabilities	33,828	28,986	38,940
FHLB borrowings	253,979	284,996	292,210
Total Liabilities	3,310,199	3,279,289	3,440,775

Shareholders' Equity:
Common stock, $1 par value	25,185	25,169	23,931
Surplus	379,149	378,694	333,065
Retained earnings	87,096	80,266	102,530
Accumulated other comprehensive income/(loss)	(4,739)	707	10,271
Total Shareholders' Equity	486,691	484,836	469,797
Total Liabilities and Shareholders' Equity	$3,796,890	$3,764,125	$3,910,572

Chemical Financial Corporation Announces First Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries

	Three Months Ended March 31,
(In thousands, except per share data)	2005	2004
Interest Income:
Interest and fees on loans	$38,811	$37,478
Interest on investment securities:
Taxable	7,781	8,876
Nontaxable	490	565
Total Interest on Investment Securities	8,271	9,441
Interest on federal funds sold	653	201
Interest on deposits with unaffiliated banks	225	65
Total Interest Income	47,960	47,185

Interest Expense:
Interest on deposits	9,193	7,691
Interest on other borrowings - short term	348	96
Interest on FHLB borrowings	2,472	2,576
Total Interest Expense	12,013	10,363
Net Interest Income	35,947	36,822
Provision for loan losses	730	746
Net Interest Income after
Provision for Loan Losses	35,217	36,076

Noninterest Income:
Service charges on deposit accounts	4,716	4,554
Trust and investment management services revenue	2,017	1,909
Other charges and fees for customer services	1,688	1,548
Mortgage banking revenue	489	780
Investment securities gains	1,089	983
Other	181	188
Total Noninterest Income	10,180	9,962

Operating Expenses:
Salaries and employee benefits	14,580	14,801
Occupancy and equipment	4,756	4,844
Other	5,647	5,515
Total Operating Expenses	24,983	25,160
Income Before Income Taxes	20,414	20,878
Federal income taxes	6,910	6,759
Net Income	$13,504	$14,119

Net income per share:
Basic	$0.54	$0.56
Diluted	0.53	0.56

Cash dividends per share	$0.265	$0.252

Average shares outstanding:
Basic	25,183	25,086
Diluted	25,247	25,185

Chemical Financial Corporation Announces First Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)

	Three Months Ended March 31,
	2005	2004
Average Balances
Total assets	$3,822,046	$3,888,849
Total interest-earning assets	3,585,659	3,633,736
Total loans	2,575,331	2,517,080
Total deposits	2,929,347	3,020,391
Total shareholders' equity	487,557	463,268

	Three Months Ended March 31,
	2005	2004
Key Ratios (annualized where applicable)
Net interest margin	4.11%	4.12%
Efficiency ratio	54.7%	53.3%
Return on average assets	1.43%	1.46%
Return on average shareholders' equity	11.2%	12.3%
Average shareholders' equity as a
percent of average assets	12.8%	11.9%
Tangible shareholders' equity as a
percent of total assets	11.1%	10.3%
Total risk-based capital ratio	17.7%	16.5%

	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Credit Quality Statistics
Nonaccrual loans	$7,823	$8,397	$5,787	$5,413	$5,317
Loans 90 or more days past due
and still accruing	2,914	1,653	5,914	5,488	6,559
Total nonperforming loans	10,737	10,050	11,701	10,901	11,876
Repossessed assets acquired (RAA)	6,544	6,799	6,924	7,344	6,294
Total nonperforming assets	17,281	16,849	18,625	18,245	18,170
Net loan charge-offs -- year-to-date	725	2,832	1,658	1,034	431

Allowance for loan losses as a
percent of total loans	1.33%	1.32%	1.29%	1.30%	1.31%
Allowance for loan losses as a
percent of nonperforming loans	318%	340%	288%	308%	282%
Nonperforming loans as a
percent of total loans	0.42%	0.39%	0.45%	0.42%	0.47%
Nonperforming assets as a
percent of total loans plus RAA	0.67%	0.65%	0.71%	0.70%	0.71%
Net loan charge-offs as a percent of
average loans -- year-to-date (annualized)	0.11%	0.11%	0.09%	0.08%	0.07%

	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Additional Data
Goodwill	$63,293	$63,293	$63,293	$63,293	$63,293
Core deposits and other intangibles	7,324	7,931	8,572	9,138	9,613
Mortgage servicing rights (MSR),
net of MSR impairment reserve	3,111	3,197	3,441	3,252	3,235
MSR impairment reserve	-	-	-	443	693
Amortization of intangibles	800	948	931	1,079	851

Chemical Financial Corporation Announces First Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation and Subsidiaries

	1st Qtr. 2005	4th Qtr. 2004	3rd Qtr. 2004	2nd Qtr. 2004	1st Qtr. 2004
(Dollars in thousands)
Summary of Operations
Interest income	$47,960	$48,164	$47,318	$46,583	$47,185
Interest expense	12,013	10,914	10,165	10,174	10,363
Net interest income	35,947	37,250	37,153	36,409	36,822
Provision for loan losses	730	1,711	701	661	746
Net interest income after provision
for loan losses	35,217	35,539	36,452	35,748	36,076
Noninterest income	10,180	9,739	9,623	10,005	9,962
Noninterest expense	24,983	23,890	24,499	24,920	25,160
Income taxes	6,910	6,987	7,280	6,967	6,759
Net income	13,504	14,401	14,296	13,866	14,119

Per Common Share Data
Net income:
Basic	$0.54	$0.57	$0.58	$0.55	$0.56
Diluted	0.53	0.57	0.57	0.55	0.56
Cash dividends	0.265	0.252	0.252	0.252	0.252
Book value	19.32	19.26	19.04	18.63	18.70